Exhibit 10.22

                              Director Compensation
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Effective January 1, 2008, the Company's non-employee Directors are compensated for service on the Company's Board of Directors as follows. An annual $9,000 retainer fee is paid to the Company's non-employee directors. In addition, non-employee directors receive $1,000 for each of the four regularly-scheduled Board meetings the director attends, as well as $400 for each Executive/Compensation/Personnel, Nominating/Corporate Governance and Pension Investment Review committee meeting attended. Members of the Audit/Examining Committee are paid $700 per meeting attended. The Chair of the Audit/Examining Committee receives an additional $4,000 annual fee. All fees paid for service on the Company's Board of Directors are paid pursuant to the Stock Retainer Plan for Eligible Directors of Tompkins Financial Corporation and Participating Subsidiaries (the "Retainer Plan").

Effective January 1, 2008, the Company's non-employee Directors are compensated for service on the board of Tompkins Trust Company, a wholly-owned bank subsidiary, as follows. Any non-employee member or members of the Company's Board of Directors who also sits on the board of Tompkins Trust Company receives an additional annual $6,000 Board Retainer Fee and $7,200 Comprehensive Meeting/Activity Fee. In addition, non-employee directors receive $275 per meeting attended of the Trust Committee and Board Loan Committee, and Committee Chairs receive a $1,000 annual fee. Each non-employee director's Board Retainer Fee is paid pursuant to the Retainer Plan, and each non-employee director's other fees are payable in cash or, if a valid election was made by such director prior to January 1, 2008, his or her fees are payable in accordance with his or her election (i) pursuant to the Retainer Plan, (ii) pursuant to a Deferred Compensation Agreement or (iii) in cash.

Effective January 1, 2008, the Company's non-employee Directors are compensated for service on the board of The Bank of Castile, a wholly-owned bank subsidiary, as follows. Any non-employee member or members of the Company's Board of Directors who also sits on the board of The Bank of Castile receives an additional annual $13,200 Board Retainer Fee in cash.

In accordance with past practice, any non-employee member or members of the Company's Board of Directors who also sits on the board of Mahopac National Bank receives an additional annual fee of $17,000 for service on the Mahopac National Bank's Board of Directors. Any non-employee member or members of the Company's Board of Directors who also sits on the board of AM&M Financial Services, Inc. receives an additional annual fee of $14,000 for service on AM&M Financial Services, Inc.'s Board of Directors. The member of the Company's Board of Directors who also sits on the board of Tompkins Insurance is not compensated for such service.

In lieu of the board and committee fees described above, the Chairman is paid an annual retainer of $50,000, and the Vice Chairman is paid an annual retainer of $35,000. In addition, the Company provides a company-owned vehicle for the Chairman's business and personal use, and 75% of the cost of certain club dues are paid on his behalf. Such fees are payable in cash or, if a valid election was made by the Chairman or the Vice Chairman prior to January 1, 2008, his fees are payable in accordance with such election (i) pursuant to the Stock Retainer Plan, (ii) pursuant to a Deferred Compensation Agreement or (iii) in cash.
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Effective January 1, 2009, the Company's non-employee Directors will be compensated for service on the Company's Board of Directors, and for service on the Company's subsidiary boards, in the same aggregate amounts as they were in 2008; provided, however, to the extent allowable under Section 409A of the Internal Revenue Code, as the same may be amended prior to such time, all non-employee directors' fees shall be payable in cash or, if a valid election was made by a director prior to January 1, 2009, such director's fees shall be payable in accordance with such election (i) pursuant to the Stock Retainer Plan, (ii) pursuant to a Deferred Compensation Agreement or (iii) in cash.